UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Textura Corporation
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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held
May 2, 2016

To Stockholders of Textura Corporation:

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Textura Corporation will be held on Monday, May 2, 2016 at 8:30 a.m., Central time, at the Company’s executive offices located at 1405 Lake Cook Road, Deerfield, Illinois 60015, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the Class III director listed in the accompanying proxy statement to serve for a three year term expiring at our annual meeting of stockholders in 2019; and	“FOR”

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	“FOR”

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. Included with the proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, proxy statement and form of proxy are being distributed to stockholders on or about April 4, 2016.

The Board of Directors of Textura Corporation has fixed the close of business on March 10, 2016 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on March 10, 2016 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in our accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2016: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available free of charge on the Investor Relations section of our website at investors.texturacorp.com.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of Textura.

By Order of the Board of Directors of Textura Corporation

Ryan Lawrence
April 4, 2016	EVP, Chief Legal Officer and Secretary

Textura Corporation
1405 Lake Cook Road
Deerfield, IL 60015
(847) 457-6500

PROXY STATEMENT
The Board of Directors (“Board”) of Textura Corporation (“we,” “us,” “Textura” or the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1405 Lake Cook Road, Deerfield, Illinois 60015 on Monday, May 2, 2016 at 8:30 a.m. Central time and any postponement or adjournment thereof (the “Annual Meeting”).
This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about April 4, 2016.
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING
Why am I receiving these materials?
Our Board has made these materials available to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
What proposals will be voted on at the Annual Meeting?
Two proposals will be voted on at the Annual Meeting:

•	The election of the Class III director specified in this Proxy Statement; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
What are the Board’s recommendations?
Our Board recommends that you vote:

•	“FOR” the election of the nominee for Class III director specified in this Proxy Statement (Proposal 1); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2).
What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxy holders, Jillian Sheehan and Ryan Lawrence, or either of them, will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Who is entitled to vote?
Stockholders of record at the close of business on March 10, 2016 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 26,203,167 shares of our common stock outstanding. Each share of common stock is entitled to one vote on all matters being considered at the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. Both abstentions and broker non-votes (discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with Textura’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received printed proxy materials directly from us.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
How do I vote?
You may vote using any of the following methods:

•	By Mail
Stockholders of record of common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” the election of the nominee for Class III director specified in this Proxy Statement (Proposal 1); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2).
Textura stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•
By Internet — Stockholders of record of our common stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Textura stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability.

•
By Telephone — Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Textura stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•
In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of the Class III director	Plurality of Votes Cast	No

Proposal 2 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	Majority of the Shares Present in Person or Represented by Proxy and Entitled to Vote	Yes
With respect to Proposal 1, you may vote FOR the nominee or WITHHOLD your vote as to the nominee. The Company's directors are elected by a plurality of votes cast, which means that the nominee receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of a director will not be voted with respect to the director indicated. Proxies may not be voted for more than one director and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.
If you hold your shares beneficially in street name and do not provide your broker with voting instructions, the brokerage firm has the discretion to vote the shares on your behalf if the proposal is considered a “routine” matter. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposal 1 is not considered a “routine” matter, but the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes would be counted for the purpose of determining a quorum, they will not affect the outcome of any matters being voted on at the Annual Meeting.

How are proxies solicited?
The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company, without additional compensation, may solicit proxies. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of our common stock.
What is the deadline for stockholder proposals for the 2017 Annual Meeting?
For your proposal to be considered for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2017, we must receive your written proposal no later than December 5, 2016. In addition, be aware that your proposal must comply with SEC regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials and other applicable laws. Although our Board will consider all proposals, it has the right to omit any proposals it is not required to include. For you to raise a proposal (including director nominations) at next year’s annual meeting that will not be included in our proxy statement, we must receive written notice of the proposal between January 2, 2017 and February 1, 2017 (assuming the meeting is held not more than 30 days before or more than 60 days after May 2, 2017). All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to Textura Corporation, 1405 Lake Cook Road, Deerfield, Illinois 60015, Attention: Secretary.  In addition, any proposal must satisfy all of the other requirements set forth in our amended and restated bylaws and all applicable laws.
How can I obtain directions to the Annual Meeting?
If you wish to attend the Annual Meeting and vote in person, you may contact our reception desk at 847-457-6500 to obtain directions to our executive offices.

PROPOSAL 1
ELECTION OF DIRECTOR

Board of Directors and the Nominee
Our Board currently consists of nine members. Our restated certificate of incorporation, as amended, provides that only our Board may increase or decrease the size of our Board and fill vacancies on our Board until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.
Our restated certificate of incorporation, as amended, and our amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our directors are divided among the three classes as follows:

•	the Class III directors are R. Michael Murray, Jr., Kristi Ross, and Robert Wayman, and their terms will expire at the Annual Meeting;

•	the Class I directors are Edward Chandler, David Habiger, and General Peter Pace, and their terms will expire at the annual meeting of stockholders to be held in 2017; and

•	the Class II directors are Gregory Besio, Matthew Botica, and David Patterson, and their terms will expire at the annual meeting of stockholders to be held in 2018.
Each of Mr. Murray and Mr. Wayman, current Class III directors, has decided not to stand for re-election at the Annual Meeting. Thus, one candidate, Ms. Ross, has been nominated for election as a Class III director at the Annual Meeting for a three-year term expiring at our annual meeting of stockholders in 2019 and proxies may not be voted for more than one nominee. Upon recommendation of our nominating and corporate governance committee, the Board has nominated Ms. Ross for election as a Class III director. Ms. Ross was recommended to our nominating and corporate governance committee by our interim Chief Executive Officer. Biographical information about Ms. Ross is contained in the following section.
After the Annual Meeting, our Board will consist of seven directors, with Class III having two vacancies. Our Board expects that upon the appointment of a permanent Chief Executive Officer, such person will be elected to fill one of the Class III vacancies.
Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management.
Ms. Ross has agreed to serve if elected, and management has no reason to believe that Ms. Ross will be unavailable to serve. If Ms. Ross is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominee named below.

Information Regarding Directors and the Nominee
Names of the nominee and the directors whose terms will continue following the Annual Meeting, their ages, and certain biographical information about them are set forth below:

Name	Age	Position
Gregory J. Besio (1)(2)	58	Director
Matthew J. Botica (2)(3)	65	Director
Edward K. Chandler (1)	58	Director
David Habiger	47	Chief Executive Officer and Director
General Peter Pace (3)	70	Director
David G. Patterson (3)	69	Director
Kristi Ross	47	Director-nominee

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3)	Member of the nominating and corporate governance committee
Gregory J. Besio has been a director since June 2011. Since September 2015, Mr. Besio has been an Executive Vice President of Aon plc, a global risk management, insurance, and human resources solution company, where he leads the development of plans and strategies to guide Aon's growth investments and improve return on invested capital. From July 2011 to September 2015, Mr. Besio was the Executive Vice President and Chief Human Resources Officer of Aon plc. From May 2007 to July 2011, Mr. Besio held a number of executive positions at Aon, including head of global strategy and Chief Administrative Officer. Previously, Mr. Besio worked for Motorola, a technology solutions company, where he held roles including Corporate Vice President, Mobile Devices Software and global head of Motorola's Corporate Strategy team. Mr. Besio received a B.S. in chemical engineering from the University of Notre Dame, an M.A. and a Ph.D. from Princeton University in the same discipline, and an M.B.A. from the University of Chicago. Mr. Besio brings to our Board extensive experience in corporate strategy and technology gained as a business executive.
Matthew J. Botica has been a director since March 2013. From 1998 until January 2013, Mr. Botica served as an equity partner in the restructuring and insolvency group of Winston & Strawn LLP, an international law firm. Effective February 1, 2013, Mr. Botica began a six year phase out from the day to day practice of law at Winston & Strawn. Mr. Botica will remain an income partner during that time period. Prior to joining Winston & Strawn, Mr. Botica served as the managing partner of Hopkins & Sutter, a Chicago-based law firm. Mr. Botica serves on a number of civic and charitable boards of directors, including Boston College and the Chicago Jesuit Academy. Mr. Botica is a fellow of the American College of Bankruptcy and has been honored numerous times in The Best Lawyers in America for bankruptcy and credit-debtor rights law and in the Chambers USA directory. Mr. Botica received a B.A. in economics from Boston College and a J.D. from Harvard Law School. Mr. Botica acted as a legal advisor to our Company and our Board in recent years. In addition to his knowledge of our Company, Mr. Botica brings to our Board more than 30 years of legal experience in the debt capital markets and other related areas working with institutional lenders, trustees, government agencies and others.
Edward K. Chandler has been a director since December 2012. Since 1996, Mr. Chandler has been a Managing Director of Portage Venture Partners, a venture capital firm he founded; additionally he is a Managing Director of the general partner of the Portage Venture Funds, the Graystone Venture Fund and the Draper Fisher Jurvetson Portage Fund. Prior to that, Mr. Chandler formed Prairie Capital to acquire the venture portfolio of the Continental Illinois Bank, whose venture capital affiliates he joined in 1984. Mr. Chandler serves on a number of not-for-profit boards of directors, including The Wetlands Initiative and the Otho Sprague Memorial Institute, as well as the boards of directors of a number of private companies. Mr. Chandler received a B.A. in economics from Yale University and an M.B.A. from Harvard Business School. Mr. Chandler brings to our Board extensive knowledge of rapidly-growing technology companies and experience as a venture capitalist.

David Habiger has been a director since December 2012, and has been our interim Chief Executive Officer since April 30, 2015. From July 2011 until its sale in August 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group, a software solutions company for the pay television industry. From 2005 to March 2011, Mr. Habiger was the President and Chief Executive Officer of Sonic Solutions, a computer software company. Mr. Habiger is a Senior Advisor to Silver Lake Partners and a Venture Partner at Pritzker Group. Mr. Habiger serves on the advisory board for the Polsky Center for Entrepreneurship at the University of Chicago, and on the boards of directors of a number of private companies. Mr. Habiger has been a director at Echo Global Logistics since December 2012 and a director at Control4 since September 2012. Mr. Habiger served as a director of RealD Inc. from August 2011 until March 2016; and served as a director of Sonic Solutions from October 2010 until March 2011. Mr. Habiger has been a board member at DTS, Inc. since March 2014, Immersion Corporation since September 2014, and Enova International, Inc., since October 2014. Mr. Habiger received a B.B.A. in business media from St. Norbert College and an M.B.A. from the University of Chicago. Mr. Habiger brings to our Board extensive experience with the growth and development of technology companies, including service as a CEO at public and private companies.
General Peter Pace (ret.) has been a director since December 2012. From January 2008 to December 2011, General Pace was CEO of Steven Myers and Associates Strategic Advisors, a consulting firm. General Pace retired from active duty on October 1, 2007, after more than 40 years of service in the United States Marine Corps, most recently as the Chairman of the Joint Chiefs of Staff from September 2005 until October 2007 and prior to that as the Vice Chairman of the Joint Chiefs of Staff from October 2001 to August 2005. Earlier in his career, General Pace held numerous leadership positions in the Marine Corps, including Commander, U.S. Marine Corps Forces, Atlantic/Europe/South, and Deputy Commander/Chief of Staff, U.S. Forces Japan, and served in Somalia, Vietnam, Thailand, and Korea. In June 2008, General Pace was awarded the Presidential Medal of Freedom, the United States' highest civilian honor. General Pace has served on the boards of directors of numerous charitable and civic organizations, including the Secretary of Defense's Defense Policy Board and the Marine Corps Law Enforcement Foundation. General Pace also serves on the boards of directors of several private companies. General Pace has served as a director of AAR Corp, a provider of products and services to the aviation and defense markets, since January 2011; Qualys, Inc., a provider of cloud security and compliance solutions, since May 2009; and Pike Electric Corporation, a provider of energy solutions, from February 2010 until its sale in December 2014. General Pace holds a B.S. in engineering from the United States Naval Academy. He holds an M.S.A. from George Washington University, attended the Harvard University Senior Executives in National and International Security program, and graduated from the National War College. General Pace brings to our Board extensive leadership and management skills, as well as broad international service and experience.
David G. Patterson has been a director since August 2010. Since 1989, Mr. Patterson has served as the Chief Executive Officer and Chairman of Northwater Capital Management, Inc., a venture capital company he founded in 1989. Previously, Mr. Patterson served as the President of Security Pacific Futures Inc. and Director of Futures and Options at Burns Fry Limited. Mr. Patterson is a former Governor of The Montreal Exchange and Chairman of the Commodity Futures Advisory Board of Ontario of the Ontario Securities Commission. Mr. Patterson also serves on the boards of directors of a number of private companies. Mr. Patterson received an Honours B.A. from Trent University, and an M.B.A. from the University of Toronto. Mr. Patterson brings to our Board extensive experience in investments and corporate finance.
Kristi Ross has been a director since February 2016. She is Co-Chief Executive Officer and President of dough, Inc., an online financial education and investing platform that was formed by the April 2014 combination of two companies, tastytrade, Inc. and dough. Prior to the combination, Ms. Ross had served as President of tastytrade and Chief Executive Officer and President of dough. Ms. Ross was previously the Chief Financial Officer and Managing Director of thinkorswim, an online trading platform that was bought by TD Ameritrade in 2009, and she also held the roles of Chief Financial Officer and Senior Vice President of Sales/Marketing for Chicago Securities Group/Automated Trading Desk Specialists. Ms. Ross has also served on a number of private company boards, including dough, Inc., Sun Holdings, L.L.C., and Cheddar’s Casual Café. She holds a B.B.A. in accounting from St. Norbert College. Ms. Ross brings to our board considerable experience in building and leading innovative, technology-focused businesses.
The Board recommends a vote “FOR” the election of Kristi Ross as a Class III director.

CORPORATE GOVERNANCE MATTERS
Board Meetings and Committees
Our Board held eleven meetings during fiscal 2015. Each of our directors (other than Mr. Allin) attended at least 75% of the aggregate number of meetings held by the Board and the committees on which the director served in fiscal 2015. Mr. Allin attended 72% of the meetings held by the Board.
Our Board has established three standing committees, consisting of an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at investors.texturacorp.com — “Corporate Governance” — “Board Committees.” In connection with the letter from Northwater Capital, Inc. to our Board dated May 29, 2015, our Board also established a special committee to explore strategic alternatives in 2015. In addition, our Board formed a special committee in 2015 to search for a permanent Chief Executive Officer.
The non-management members of the Board also meet in executive session without management present on a regular basis. Mr. Murray, our lead director, serves as presiding director of these executive sessions.
Audit Committee
Our audit committee is comprised of Mr. Besio, Mr. Chandler, and Mr. Wayman, each of whom is a non-management member of our Board. Mr. Wayman is the Chairman of our audit committee and also an audit committee financial expert, as that term is defined under applicable SEC rules. Upon the expiration of Mr. Wayman's Class III director term at the Annual Meeting, our Board expects to appoint Ms. Ross as a member and Chairman of our audit committee. Ms. Ross is an audit committee financial expert, as that term is defined under applicable SEC rules. Our audit committee is responsible for, among other things:

•	overseeing matters relating to our financial reporting processes and systems;

•	overseeing the quality and integrity of our financial statements;

•	our compliance with certain regulatory requirements and internal accounting controls;

•	reviewing the performance of our independent registered public accounting firm; and

•	overseeing policies associated with financial risk assessment and risk management.
The audit committee held seven meetings during fiscal 2015. The report of the audit committee is included in this Proxy Statement on page 34.
Compensation Committee
Our compensation committee is comprised of Mr. Besio, Mr. Botica and Mr. Murray. Mr. Besio is the Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	determining the various elements of executive compensation; and

•	administering our executive compensation programs, including our 2008 Stock Incentive Plan, 2013 Long Term Incentive Plan and Employee Stock Purchase Plan.
The compensation committee held four meetings during fiscal 2015.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Mr. Botica, General Pace and Mr. Patterson. Mr. Botica is the Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	considering matters related to corporate governance;

•	developing general criteria regarding the qualifications and selection of board members; and

•	recommending candidates for election to our Board.
The nominating and corporate governance committee held two meetings during fiscal 2015.
Board Role in Risk Oversight
Risk assessment and oversight are integral parts of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. From time to time, senior management reviews these risks with our Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to address such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.
Compensation Committee Interlocks and Insider Participation
During fiscal 2015, our compensation committee was composed solely of independent directors: Mr. Besio; Mr. Botica; prior to April 30, 2015, Mr. Habiger; and, after April 30, 2015, Mr. Murray. No member of our compensation committee during fiscal 2015 was an employee or officer or former employee or officer of our Company while serving as a member of our compensation committee. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who serves or has served as a member of our Board or its compensation committee during fiscal 2015.
Board Leadership Structure
Our Corporate Governance Guidelines provide our Board with flexibility to determine whether the offices of Chairman of the Board and Chief Executive Officer should be combined or separated based upon the needs of the Company and our Board's assessment of its leadership, from time to time. Prior to April 30, 2015, Patrick Allin, our former Chief Executive Officer, also served as Chairman of the Board. Effective April 30, 2015, our Board appointed Mr. Habiger as interim Chief Executive Officer and appointed Mr. Allin as Executive Chairman. Mr. Allin resigned from our Board on December 31, 2015.
During fiscal 2015, Mr. Murray served, and continues to serve, as our lead director and, in such role, generally coordinates the activities of the independent directors and performs such other duties as our Board may determine, including (among other things):

•	Acting as liaison between the independent directors, on the one hand, and the Chief Executive Officer, on the other hand;

•	Reviewing and providing input on meeting agendas for the Board and working with the Chief Executive Officer to facilitate timely and appropriate information flow to the Board; and

•	Serving as the contact person for interested parties to communicate directly with the independent directors.

Upon the appointment of a permanent Chief Executive Officer, our Board will determine whether such person will also be appointed Chairman of the Board. In accordance with our Corporate Governance Guidelines, if such person is appointed Chairman of the Board, our Board will continue to have a lead director.
Board Independence
Our common stock is listed on the New York Stock Exchange (“NYSE”). Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Besio, Mr. Botica, Mr. Chandler, Mr. Murray, General Pace, Mr. Patterson, Ms. Ross, and Mr. Wayman, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board has also determined that Mr. Besio, Mr. Chandler, and Mr. Wayman, who comprise our audit committee, Mr. Besio, Mr. Botica, and Mr. Murray, who comprise our compensation committee, and Mr. Botica, General Pace, and Mr. Patterson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules.
Policy for Director Recommendations
Our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board regarding nominations of candidates for election as a director of the Company.
A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to Textura Corporation, 1405 Lake Cook Road, Deerfield, IL 60015, Attn: Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership described below.
The nominating and corporate governance committee will use the following procedures to identify and evaluate any individual recommended for nomination to the Board at such time as the committee determines there is a need to replace a director or to add additional members to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board; and

•
Without assigning any particular weighting or priority to any of these factors, such factors as talent and experience, diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in engineering, construction, computer software, technology and other areas relevant to the Company’s activities are factors in the selection process. As a majority of the Board must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process.

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;

•	Have a genuine interest in the Company and recognition that as a member of the Board, each director is accountable to all stockholders of the Company, not to any particular interest group;

•	Have a background that demonstrates an understanding of business and financial affairs;

•	Be or have been in a senior position in a complex organization such as a corporation, university, major unit of government or large not-for-profit institution;

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders;

•	Have the ability and be willing to spend the time required to function effectively as a director;

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and

•	Have independent opinions and be willing to state them in a constructive manner.

•
If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2017 Annual Meeting?”
Policies and Procedures for Communications with Directors
Stockholders and other interested parties wishing to contact one or more of our directors, including the non-management directors as a group, may do so by sending a letter to the director or the lead director, in each case c/o the Secretary at our principal executive offices at 1405 Lake Cook Road, Deerfield, Illinois 60015. Any such correspondence will be forwarded to the appropriate director or directors for review.

Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage, but do not require, directors to attend. Each of our nine then-current directors attended our annual meeting of stockholders in May 2015.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. The code of business conduct and ethics is available on our website at investors.texturacorp.com — “Corporate Governance” — “Code of Business Conduct & Ethics.” We will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.
Corporate Governance Principles
The Board has adopted Corporate Governance Principles that address the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee periodically reviews the principles and reports any recommendations to the Board. The Corporate Governance Principles are available on the Company’s website at investors.texturacorp.com — “Corporate Governance” — “Corporate Governance Principles.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 10, 2016, as to shares of our common stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.
In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of our common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable, and all restricted stock units that will vest, within 60 days of March 10, 2016.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares of Common Stock
Greater Than 5% Stockholders
Northwater Capital, Inc. and affiliated funds 181 Bay Street, Suite 4700 Toronto, ON, Canada M5J 2T3 (1)	4,876,008	18.29%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202 (2)	3,864,292	14.74%
Federated Investors, Inc. 1001 Liberty Avenue Pittsburgh, PA 15222 (3)	3,319,600	12.67%
FMR LLC 245 Summer Street Boston, MA 02210 (4)	3,119,003	11.90%
Columbia Wanger Asset Management, LLC 227 West Monroe, Suite 3000 Chicago, IL 60606 (5)	2,395,493	9.14%
Patrick J. Allin 1405 Lake Cook Road Deerfield, IL 60015 (6)	2,228,551	8.1%
Named Executive Officers and Directors
David Habiger (7)	131,030	*
Jillian Sheehan (8)	261,537	*
David Kelly (9)	114,267	*
Gregory J. Besio (10)	42,169	*
Matthew J. Botica (11)	107,307	*
Edward K. Chandler (12)	82,168	*
R. Michael Murray, Jr. (13)	416,619	1.58%
General Peter Pace (14)	37,169	*
David G. Patterson (15)	4,913,177	18.41%
Kristi Ross	—	—
Robert P. Wayman (16)	352,748	1.34%
All Directors and Executive Officers as a Group (14 persons) (17)	6,611,713	23.93%

_______________
*    Represents less than 1.0%.

(1)
Based on the information disclosed in a Schedule 13D filed with the SEC on June 17, 2013 and an Amendment No. 1 to Schedule 13D filed with the SEC on May 29, 2015 by Northwater Capital, Inc. and certain related entities reporting shared power to vote or direct the vote over 4,876,008 shares of common stock and shared power to dispose or direct the disposition of 4,876,008 shares of common stock. Includes 147,202 shares of common stock owned by Northwater Capital, Inc.;

2,711,413 shares of common stock owned by Northwater Intellectual Property Fund LP 1; 633,146 shares of common stock owned by Northwater Intellectual Property Fund LP 2; 924,537 shares of common stock owned by Northwater Intellectual Property Fund LP 3A; warrants to purchase 13,018 shares of common stock owned by Northwater Capital Inc.; warrants to purchase 214,721 shares of common stock owned by Northwater Intellectual Property Fund LP 2; and warrants to purchase 231,971 shares of common stock owned by Northwater Intellectual Property Fund LP 3A. Northwater Intellectual Property Fund LP 1, Northwater Intellectual Property Fund LP 2 and Northwater Intellectual Property Fund LP 3A (the “Northwater Funds”) are investment funds managed by Northwater Capital Management Inc., a registered investment advisor and a wholly owned subsidiary of Northwater Capital, Inc.

(2)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 16, 2016 by Brown Capital Management, LLC and certain related entities reporting sole power to vote or direct the vote of 2,172,734 shares of common stock and sole power to dispose or to direct the disposition of 3,864,292 shares of common stock. Includes 1,767,317 shares of common stock beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC.

(3)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 11, 2016 by Federated Investors, Inc. and certain related entities reporting sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 3,319,600 shares of common stock.

(4)
Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR, LLC and certain related entities reporting sole power to vote or to direct the vote of 5,100 shares of common stock and sole power to dispose or to direct the disposition of 3,119,003 shares of common stock.

(5)
Based on the information disclosed in a Schedule 13G filed with the SEC on January 20, 2016 by Columbia Wanger Asset Management, LLC reporting sole power to vote or direct the vote of 2,132,923 shares of common stock and sole power to dispose or direct the disposition of 2,395,493 shares of common stock.

(6)
Based on the information disclosed in a Schedule 13G filed with the SEC on February 23, 2016 by Patrick J. Allin reporting sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 2,228,551 shares of common stock. Includes 62,021 restricted stock units that vested in full on April 1, 2016 and options to purchase 1,414,610 shares of common stock.

(7)
Includes 7,937 shares of common stock, warrants to purchase 12,800 shares of common stock, options to purchase 26,447 shares of common stock, and 83,846 restricted stock units that will vest on May 4, 2016.

(8)	Includes 40,031 shares of common stock and options to purchase 221,506 shares of common stock.

(9)	Includes 28,238 shares of common stock and options to purchase 85,079 shares of common stock held by Mr. Kelly; and 950 shares of common stock owned by the Julie A. Kelly Revocable Trust.

(10)	Includes 13,192 shares of common stock, options to purchase 26,447 shares of common stock, and 2,530 restricted stock units that will vest on May 4, 2016.

(11)
Includes 8,192 shares of common stock, options to purchase 26,447 shares of common stock, and 2,530 restricted stock units that will vest on May 4, 2016 held by Mr. Botica; and 64,694 shares of common stock and warrants to purchase 5,444 shares of common stock owned by the Botica Delta Trust of which Mr. Botica serves as trustee.

(12)
Includes 29,160 shares of common stock, options to purchase 26,447 shares of common stock, and 2,530 restricted stock units that will vest on May 4, 2016 held by Mr. Chandler; 2,955 shares of common stock owned by Mr. Chandler's children; and 21,076 shares of common stock owned by the Edward K. Chandler 1976 Trust of which Mr. Chandler serves as co-trustee.

(13)
Includes 124,401 shares of common stock, warrants to purchase 13,510 shares of common stock, options to purchase 93,149 shares of common stock, and 2,530 restricted stock units that will vest on May 4, 2016 owned by Mr. Murray; and 161,809 shares of common stock and warrants to purchase 21,220 shares of common stock owned by family limited partnerships controlled by Mr. Murray.

(14)	Includes 8,192 shares of common stock, options to purchase 26,447 shares of common stock and 2,530 restricted stock units that will vest on May 4, 2016.

(15)
Includes all of the shares of common stock and warrants to purchase shares of common stock owned by Northwater Capital Inc. and the Northwater Funds that are described in Footnote 1. In addition, Mr. Patterson holds 8,192 shares of common stock, options to purchase 26,447 shares of common stock and 2,530 restricted stock units that will vest on May 4, 2016 as a nominee of Northwater Capital Management, Inc. Mr. Patterson is the president of Northwater Capital, Inc. and exercises investment and voting control over all of the shares owned by Northwater Capital, Inc. and the Northwater Funds.

(16)
Includes 60,738 shares of common stock, options to purchase 90,483 shares of common stock and 2,530 restricted stock units that will vest on May 4, 2016 owned by Mr. Wayman; and 151,451 shares of common stock and warrants to purchase 47,546 shares of common stock owned by a trust of which Mr. Wayman is trustee.

(17)
Includes 5,191,059 shares of common stock, warrants to purchase 560,230 shares of common stock, options to purchase 758,868 shares of common stock, and 101,556 restricted stock units that will vest on May 4, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written related person policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy requires the review and the approval or ratification by our nominating and corporate governance committee of any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.
Patricia Allin, the daughter of Patrick Allin, our former Chairman and Chief Executive Officer, is our Creative Director/Event Marketing Manager. Ms. Allin earned approximately $122,000 in salary and bonus during fiscal 2015. Ms. Allin also received a restricted stock award with a value of $11,514 during fiscal 2015. Such transactions were reviewed and ratified by our nominating and corporate governance committee.

EXECUTIVE OFFICERS
The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information are set forth below.

Name	Age	Position
David Habiger	47	Chief Executive Officer and Director
Jillian Sheehan	38	Executive Vice President and Chief Financial Officer
Michael Antis	37	Executive Vice President, Client Services
David Kelly	47	Executive Vice President, Client Services
Ryan Lawrence	36	Executive Vice President, Chief Legal Officer
Ryan Powers	40	Senior Vice President, Technology
David Habiger has been our interim Chief Executive Office since April 30, 2015. Biographical information concerning Mr. Habiger is set forth above under “Information Regarding the Nominee and Directors.”
Jillian Sheehan has been an Executive Vice President and our Chief Financial Officer since March 2011. Ms. Sheehan served as our Senior Vice President-Finance from March 2009 until March 2011 and as our Finance Manager from February 2006 until March 2009. Prior to joining Textura, Ms. Sheehan held accounting positions at Arthur Andersen LLP and Pasquesi Sheppard LLC. Ms. Sheehan holds a B.S. in accounting from Marquette University and an M.B.A. from DePaul University.
Michael Antis has been an Executive Vice President of Client Services since April 2012. From March 2008 to April 2012, Mr. Antis served as our Vice President, Operations-U.S. West. Mr. Antis also held numerous other client service roles since joining Textura in July 2005. Prior to joining Textura, Mr. Antis was a Manager for Paragon Consulting Group, Inc. and Braun Consulting, Inc. Mr. Antis holds a B.S. in business process management and marketing from Indiana University and an M.B.A from the Kellogg School of Management at Northwestern University.
David Kelly has been an Executive Vice President of Client Services since April 2012. From March 2008 to April 2012, Mr. Kelly served as our Vice President, Operations-U.S. Southwest and began his career with the Company in March 2005, as the manager of our first two clients. Prior to joining Textura, Mr. Kelly was a Senior Manager at Paragon Consulting Group, Inc. Mr. Kelly holds a B.S. in accounting from Eastern Illinois University.
Ryan Lawrence has been our Executive Vice President, Chief Legal Officer since July 2015. From February 2013 to July 2015, Mr. Lawrence served as our Senior Vice President, Chief Legal Officer. Prior to joining Textura, Mr. Lawrence served as the Assistant General Counsel of Oil-Dri Corporation of America from April 2012 to February 2013. From September 2006 to April 2012, Mr. Lawrence was an Associate in the Corporate and Securities Group at Mayer Brown LLP, an international law firm. Mr. Lawrence holds a B.S. in organizational business administration from the University of Illinois and a J.D. from The John Marshall Law School.
Ryan Powers has been our Senior Vice President of Technology since July 2015. Mr. Powers has been with Textura since 2013 and has held various delivery roles in the technology organization, including Development Manager and Director of Software Engineering. Prior to joining Textura, Mr. Powers was Principal Consultant at Clarity Consulting since 2005, where he led delivery teams for strategic custom software applications across a number of industries, including legal, retail, insurance, and financial services. Mr. Powers holds a B.S. in Mechanical Engineering and an M.B.A. from the University of Notre Dame.

EXECUTIVE COMPENSATION
As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act. The rules require compensation disclosure for our principal executive officer, David Habiger, the two most highly compensated executive officers other than our principal executive officer, Jillian Sheehan and David Kelly, and our former principal executive officer, Patrick Allin. Throughout this Proxy Statement, these four officers are referred to as our named executive officers.

Summary of Fiscal 2014 Compensation Process

On May 1, 2014, our Board approved a change in fiscal year end from September 30 to December 31, effective for the year ended December 31, 2014. Thus, our compensation review process for fiscal 2014 occurred in two stages. The first stage occurred in October 2014, which related to the twelve months ended September 30, 2014, and the second stage occurred in February 2015, which related to the three months ended December 31, 2014. In each of October 2014 and February 2015, our Board approved equity grants to certain of our executive officers (including the named executive officers, other than Mr. Habiger) as compensation for the applicable period.

For fiscal 2014, cash bonuses for our executive officers were awarded based on revenue performance targets which corresponded to a percentage of predetermined target bonus amounts for each executive officer. Our former Chief Executive Officer (“CEO”), Mr. Allin, reviewed the performance of our executive officers, including the named executive officers (other than himself), with our compensation committee and made recommendations to our compensation committee with regard to each executive officer’s compensation (other than himself). Our compensation committee considered such recommendations and then made its own recommendations with regard to each executive officer’s compensation to our Board for approval. Our compensation committee evaluated the performance of our former CEO, Mr. Allin, and made recommendations with regard to his compensation to our Board for approval.

Summary of Fiscal 2015 Compensation Process

On April 29, 2015, our Board appointed Mr. Habiger as our interim CEO effective April 30, 2015. Mr. Habiger replaced Mr. Allin, who continued as our Executive Chairman through December 31, 2015. Mr. Allin resigned from his position on December 31, 2015.

On May 5, 2015, we entered into a Transition Agreement with Mr. Allin (the “Transition Agreement”), which provided that in consideration for Mr. Allin’s performance of his duties as Executive Chairman during the term of the Transition Agreement, Mr. Allin would receive, among other things, an annual base salary of $535,000 and a restricted stock unit award with a value of $1,700,000, which would vest in full on April 1, 2016. In addition, the Transition Agreement provided that Mr. Allin was eligible to participate in the Company’s annual bonus plan for fiscal year 2015, with a target bonus equal to 125% of Mr. Allin’s base salary; provided that the actual amount of such bonus would range from 32% to 216% of Mr. Allin’s target bonus, contingent upon the achievement of certain performance goals, as described below. See “Employment Arrangements with Executive Officers - Patrick J. Allin” for more information regarding the Transition Agreement.

On May 4, 2015, we entered into a letter agreement with Mr. Habiger, which provided that in consideration for Mr. Habiger’s duties as interim CEO, he would receive, among other things, an annual base salary of $600,000 and a restricted stock unit award with a value of $2,250,000, which would vest in full on May 4, 2016. See “Employment Arrangements with Executive Officers - David Habiger” for more information regarding Mr. Habiger’s letter agreement.

Our compensation review process for fiscal 2015 occurred in February 2016. Our Board approved equity grants to certain of our executive officers (including the named executive officers, other than Mr. Allin and Mr. Habiger) as compensation for fiscal 2015. For fiscal 2015, cash bonuses for our executive officers (including the named executive officers, other than Mr. Habiger) were generally awarded based on revenue, adjusted EBITDA and cash flow performance targets which corresponded to a percentage of predetermined target bonus amounts for each executive officer. Our interim CEO, Mr. Habiger, reviewed the performance of our executive officers, including the named executive officers (other than Mr. Allin and himself), with our compensation committee and made recommendations to our compensation committee with regard to each executive officer’s compensation (other than Mr. Allin and himself). Our compensation committee considered such recommendations and then made its own recommendations with regard to each executive officer’s compensation to our Board for approval. Mr. Allin’s fiscal 2015 cash bonus was determined in accordance with the Transition Agreement. Mr. Habiger was not eligible for, and did not receive, a cash bonus for fiscal 2015.

Fiscal 2015 Compensation Consultant

For fiscal 2015, our compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist it in assessing the competitiveness of our executive compensation programs. For fiscal 2015, Meridian was engaged to:

•	Provide data for the establishment of a peer group of companies as a reference source for assessing competitive compensation practices;

•	Review and assess our current director, chief executive officer and other executive officer compensation practices and equity profile relative to market practices; and

•	Review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group.

Meridian does not provide any other services to us. Our compensation committee evaluated the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the committee.

Fiscal 2015 Summary Compensation Table
The following table presents information concerning the total compensation of our named executive officers for services rendered to us in all capacities during the fiscal years ended December 31, 2015 and December 31, 2014:
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
David Habiger	2015	$420,946 (5)	$—	$2,320,019	$69,993	—	$1,500	$2,812,458
Chief Executive Officer & Director	2014	36,406	—	70,006	69,997	—	—	176,409 (6)

Jillian Sheehan	2015	351,250	20,160 (7)	200,013	174,044	231,840	19,862	997,169
Executive Vice President and Chief Financial Officer	2014	325,000	—	744,102	—	173,355	20,284	1,262,741

David Kelly	2015	302,500	17,360 (7)	267,370	—	199,640	21,549	808,419
Executive Vice President, Client Services	2014	280,000	—	498,615	—	149,352	20,959	948,926

Patrick J. Allin	2015	535,000	—	1,699,996	509,349	615,250	1,818,671	5,178,266
Former Chairman & Chief Executive Officer	2014	535,000	—	—	2,177,531	509,588	27,970	3,250,089

(1) The amounts represent the grant date fair value of the restricted stock units granted during fiscal 2015 and fiscal 2014, as computed in accordance with ASC 718 without regard to estimated forfeitures. The grant date fair value of the restricted stock units is based on the closing price of our common stock on the grant date. During fiscal 2015 and fiscal 2014, the named executive officers received the following restricted stock unit awards:

Name	Fiscal 2015 (a)	Fiscal 2014 (b)
David Habiger	83,846	3,525

Jillian Sheehan	7,018	31,357

David Kelly	9,904	21,012

Patrick J. Allin	62,021	—

(a)
With respect to the restricted stock units granted in fiscal 2015 to Mr. Habiger, (i) 2,530 restricted stock units, representing a fair market value of $70,005, were awarded as compensation for his service as a member of our Board in fiscal 2015, and (ii) 81,316 restricted stock units, representing a fair market value of $2,250,014, were awarded as compensation for his service as interim Chief Executive Officer, and, in each case, such grant will vest in full on May 4, 2016. The restricted stock units granted in fiscal 2015 to Ms. Sheehan were awarded as a retention incentive, and vest in full on July 9, 2016. With respect to the restricted stock units granted in fiscal 2015 to Mr. Kelly, (i) 4,640 restricted stock units, representing a fair market value of $117,346, were awarded as compensation for the three months ended December 31, 2014, and vest ratably, in annual installments over three years, beginning on the first anniversary of the grant date, and (ii) 5,264 restricted stock units, representing a fair market value of $150,024, were awarded as a retention incentive, and vest in full on July 9, 2016. The restricted stock units granted in fiscal 2015 to Mr. Allin were awarded as compensation for his service as Executive Chairman and vested in full on April 1, 2016.

(b)
The restricted stock units granted in fiscal 2014 to Mr. Habiger were awarded as compensation for his service as a member of our Board in fiscal 2014, and vested in full on June 7, 2015. The restricted stock units granted in fiscal 2014 to Ms. Sheehan and Mr. Kelly were awarded as compensation for the twelve months ended September 30, 2014, and vest ratably, in annual installments over three years, beginning on the first anniversary of the grant date.

(2)
The amounts represent the grant date fair value of options granted during fiscal 2015 and fiscal 2014, as computed in accordance with ASC 718. The assumptions used in determining the grant date fair value of options are described in Note 14 of our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. During fiscal 2015 and fiscal 2014, the named executive officers received the following stock option awards:

Name	Fiscal 2015 (a)	Fiscal 2014 (b)
David Habiger	7,147	8,976

Jillian Sheehan	17,905	—

David Kelly	—	—

Patrick J. Allin	52,400	238,898

(a)
The stock options granted in fiscal 2015 to Mr. Habiger were awarded as compensation for his service as a member of our Board in fiscal 2015, and will vest in full on May 4, 2016. The stock options granted in fiscal 2015 to Ms. Sheehan were awarded as compensation for the three months ended December 31, 2014, and vest ratably, in quarterly installments over three years, beginning on May 9, 2015 and in equal installments every three months thereafter. The stock options granted in fiscal 2015 to Mr. Allin were awarded as compensation for the three months ended December 31, 2014, and vested ratably, in quarterly installments over three years, beginning on May 9, 2015. All of Mr. Allin's unvested stock options became exercisable as of December 31, 2015 pursuant to Mr. Allin's Transition Agreement. See “Employment Arrangements with Executive Officers - Patrick J. Allin” for more information.

(b)
The stock options granted in fiscal 2014 to Mr. Habiger were awarded as compensation for his service as a member of our Board in fiscal 2014, and vested in full on June 7, 2015. The stock options granted in fiscal 2014 to Mr. Allin were awarded as compensation for the twelve months ended September 30, 2014, and vested ratably, in quarterly installments over three years, beginning on January 23, 2015. All of Mr. Allin's unvested stock options became exercisable as of December 31, 2015 pursuant to Mr. Allin's Transition Agreement. See “Employment Arrangements with Executive Officers - Patrick J. Allin” for more information.

(3) The amounts for fiscal 2015 represent cash bonuses paid to the named executive officers based on revenue, adjusted EBITDA and cash flow performance targets of the Company for fiscal 2015 which corresponded to a percentage of predetermined target bonus amounts for each named executive officer. The amounts for fiscal 2014 represent cash bonuses paid to the named executive officers based on revenue performance targets of the Company for fiscal 2014 which corresponded to a percentage of predetermined target bonus amounts for each named executive officer.

(4) The amounts shown in the All Other Compensation column for fiscal 2015 and 2014 are comprised of the following:

Name	Year	401(k) Contribu-tions	Life Insurance Premiums	Financial Planning Services	Severance	Other	Total

David Habiger	2015	1,500	—	—	—	—	1,500
	2014	—	—	—	—	—	—

Jillian Sheehan	2015	6,938	1,484	11,440	—	—	19,862
	2014	7,800	1,484	11,000	—	—	20,284

David Kelly	2015	7,950	2,159	11,440	—	—	21,549
	2014	7,800	2,159	11,000	—	—	20,959

Patrick J. Allin	2015	7,950	2,970	—	1,800,000 (a)	7,751 (b)	1,818,671
	2014	7,800	2,970	13,500	—	3,700 (b)	27,970

(a)
Includes the following payments and benefits accrued to Mr. Allin in connection with his Transition Agreement, payable to Mr. Allin in the years ending December 31, 2016 and 2017: (i) continued payment of Mr. Allin's base salary for twenty-four months in an aggregate amount equal to $1,070,000; (ii) a lump sum payment on December 31, 2016 equal to $684,000; (iii) benefit continuation for twenty-four months in an aggregate amount of $21,000; and (iv) outplacement services in the amount of $25,000. See “Employment Arrangements with Executive Officers - Patrick J. Allin” for more information.

(b)	Represents the cost of membership to a private club for Mr. Allin.

(5)	The amount represents $402,308 in cash compensation for serving as our interim Chief Executive Officer and $18,638 in cash compensation for serving as a member of our Board.

(6) The amount represents compensation for serving as a member of our Board.

(7) The amount represents a discretionary cash bonus for individual performance in fiscal 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table presents information concerning all outstanding equity awards held by each of our named executive officers as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options (#)- Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David Habiger	10,324	—	$15.00	6/7/2023	83,846 (1)	$1,809,397 (2)
	8,976	—	$19.86	6/7/2024
	—	7,147 (3)	$27.67	5/4/2025

Jillian Sheehan	24,000	—	$16.26	5/21/2019	31,298 (4)	$675,411 (2)
	8,800	—	$10.025	9/10/2020
	30,000	—	$10.025	12/7/2020
	55,910	—	$13.025	1/18/2022
	54,483	10,897 (5)	$15.00	6/7/2023
	31,472	15,736 (6)	$33.23	11/19/2023
	4,476	13,429 (7)	$25.29	2/09/2025

David Kelly	4,000	—	$10.025	8/3/2020	28,135 (8)	$607,153 (2)
	30,370	—	$13.025	1/18/2022
	29,924	5,985 (5)	$15.00	6/7/2023
	15,816	7,909 (6)	$33.23	11/19/2023

Patrick J. Allin (9)	277,830	—	$16.26	5/2/2018	62,021 (10)	$1,338,413 (2)
	76,668	—	$16.26	8/8/2018
	58,706	—	$16.26	10/29/2019
	12,916	—	$10.025	9/10/2020
	65,204	—	$10.025	6/2/2021
	104,686	—	$13.025	1/18/2022
	261,159	—	$15.00	6/7/2023
	127,989	—	$15.00	6/7/2023
	138,154	—	$33.23	11/19/2023
	238,898	—	$23.73	10/23/2024
	52,400	—	$25.29	2/9/2025

(1)	The restricted stock units will vest in full on May 4, 2016.
(2)
The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 31, 2015, which was $21.58.

(3)	The options will vest in full on May 4, 2016.
(4)
The restricted stock units granted to Ms. Sheehan vest as follows: (i) 3,375 restricted stock units vest on June 7, 2016; (ii) 20,905 restricted stock units vest in two installments of equal parts on October 23, 2016 and October 23, 2017; and (iii) 7,018 restricted stock units will vest in full on July 9, 2016.

(5)
The options vest ratably, in quarterly installments of 1/12 of the total beginning on September 7, 2013 and in equal installments every three months thereafter. The remaining vesting dates are as follows: March 7, 2016 and June 7, 2016.

(6)
The options vest ratably, in quarterly installments of 1/12 of the total beginning on February 19, 2014 and in equal installments every three months thereafter. The remaining vesting dates are as follows: February 19, 2016, May 19, 2016, August 19, 2016, and November 19, 2016.

(7)
The options vest ratably, in quarterly installments of 1/12 of the total beginning on May 9, 2015 and in equal installments every three months thereafter. The remaining vesting dates are as follows: February 9, 2016, May 9, 2016, August 9, 2016, November 9, 2016, February 9, 2017, May 9, 2017, August 9, 2017, November 9, 2017, and February 9, 2018.

(8)
The restricted stock units granted to Mr. Kelly vest as follows: (i) 2,994 restricted stock units vest on June 7, 2016; (ii) 1,229 restricted stock units vest on November 19, 2016; (iii) 14,008 restricted stock units vest in two installments of equal parts on October 23, 2016 and October 23, 2017; (iv) 4,640 restricted stock units vest in three installments of equal parts on February 9, 2016, February 9, 2017, and February 9, 2018; and (v) 5,264 restricted stock units will vest in full on July 9, 2016.

(9)
The options vested immediately upon Mr. Allin's termination of employment, which was effective December 31, 2015, and the options are exercisable at any time prior to the earlier of (i) four years from Mr. Allin's termination of employment, or (ii) the stock option expiration or other termination date, subject to the terms of the applicable equity-based compensation awards and plans.

(10)	The restricted stock units vested in full on April 1, 2016.

Defined Contribution Plan
We maintain a tax-qualified defined contribution plan that covers all eligible employees who are over age 21. The plan permits employees to make pre-tax contributions and provides for discretionary employer matching contributions and profit sharing contributions. Employer contributions vest over five years.
Employment Arrangements with Executive Officers
David Habiger. On May 4, 2015, we entered into a letter agreement with David Habiger (the “Habiger Offer Letter”), which provides that he will be employed by us on an “at will” basis as our interim Chief Executive Officer (“CEO”) and receive an annual base salary of $600,000 and a restricted stock unit award with a value of $2,250,000, which will vest in full on May 4, 2016.
Under the Habiger Offer Letter, Mr. Habiger is eligible to participate in all employee benefit plans and other benefits programs made available to similarly situated executive employees.
Patrick J. Allin. On May 5, 2015, we entered into a Transition Agreement with Patrick J. Allin (the “Transition Agreement”), pursuant to which the parties agreed that Mr. Allin’s existing employment agreement dated March 28, 2013 would terminate and Mr. Allin would continue to serve as our Executive Chairman from April 30, 2015 until the earlier of (a) December 31, 2015 (the “Initial Expiration Date”) and (b) the resignation, death or disability of Mr. Allin (the “Term”). The Transition Agreement provided for a one-year extension of the Term commencing January 1, 2016 and for one-year periods thereafter unless, in each case, on or before the December 1 prior to the Initial Expiration Date or expiration of any one-year extension, either Mr. Allin or the Company delivered to the other a notice of such party’s intention not to continue the Transition Agreement, in which case the Transition Agreement would terminate as of December 31 of the year in which notice was given. On November 19, 2015, our Board and Mr. Allin mutually agreed not to renew the Transition Agreement beyond the Initial Expiration Date. As required by the Transition Agreement, Mr. Allin resigned from our Board effective on December 31, 2015.
During the Term, Mr. Allin’s responsibilities included those duties assigned by our Board or the person then serving as our CEO and to work closely with the person serving as the CEO to effectuate an appropriate transition of the CEO position (the “Duties”).
In consideration for Mr. Allin's performance of the Duties during the Term, Mr. Allin would receive an annual base salary of $535,000 and a restricted stock unit award with a value of $1,700,000, which vested in full on April 1, 2016.
In addition, Mr. Allin would be eligible to participate in the Company's annual bonus plan for fiscal 2015, with a target bonus equal to 125% of Mr. Allin’s base salary; provided that the actual amount of such bonus would range from 32% to 216% of Mr. Allin’s target bonus, contingent upon the achievement of performance goals set by the Company and previously approved by our Board.
Under the Transition Agreement, Mr. Allin would be eligible to participate in all employee benefit plans and other benefits programs made available to similarly situated executive employees.
Pursuant to the Transition Agreement, if Mr. Allin’s employment was terminated due to his death or disability, he, or his estate, as applicable, would receive a lump sum payment equal to the higher of his actual annual bonus paid for the immediately preceding year and the target bonus for the year of termination. Pursuant to the Transition Agreement, if Mr. Allin’s employment was terminated upon the Initial Expiration Date or a subsequent expiration date, or, if prior to the Initial Expiration Date or a subsequent expiration date, Mr. Allin’s employment was either terminated by the Company without Cause or by Mr. Allin for Good Reason, Mr. Allin would be entitled to certain severance payments outlined in the Transition Agreement, including (a) salary continuation for 24 months, (b) a bonus payment for the year of his termination equal to the greater of the target bonus for the year of termination or $684,000, representing the average bonus actually received by Mr. Allin for the three completed bonus plan years preceding 2015, (c) 24 months of medical, dental and vision coverage at the same cost to Mr. Allin as in effect on the day of his termination, (d) immediate vesting of any outstanding stock options, restricted stock or other equity-based awards (other than the restricted stock unit award described above and awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended) and an extended period to exercise stock options and (e) outplacement services with a value not to exceed $25,000. Severance payments were generally conditioned on Mr. Allin's execution and delivery of a release of claims.
“Good Reason” was generally defined as a material diminution in base compensation, a change in the location at which Mr. Allin must perform his services to a place beyond 75 miles from our Company’s principal business office or a material breach by us of the Transition Agreement. A termination was only treated as a termination for Good Reason if Mr. Allin had provided notice to our Company within 90 days of the initial existence of a condition constituting Good Reason, we failed to remedy the condition within 30 days following such notice and Mr. Allin terminated his employment within six months following the initial existence of such condition. “Cause” was generally defined as willful and continued failure to satisfactorily perform his duties after a written demand from us, willful misconduct or dishonesty, which injures our Company, engaging in egregious misconduct involving serious moral turpitude, Mr. Allin’s refusal or failure to substantially comply with our rules, policies or code of business conduct, commission of an act that could result in his disqualification from being employed by our Company, failure to cooperate in any internal investigation or external proceeding, or conviction or plea of no contest to a felony or other crime involving moral turpitude.
The Transition Agreement required Mr. Allin to reimburse us for certain compensation received by Mr. Allin and for certain profits realized by Mr. Allin from the sale of our stock in the event that we are required to prepare an accounting restatement which is due to a material noncompliance with any financial reporting requirement under federal securities laws and which is a result of misconduct. The reimbursement obligation included reimbursing us for (a) any bonus or other incentive-based or equity-based compensation received from us during the 12 month period following the filing or public issuance of the document embodying such financial reporting requirement and (b) any profits realized by Mr. Allin from the sale of our stock during such 12 month period. Additionally, Mr. Allin agreed that any payments made to him in connection with his employment shall be subject to any compensation recovery policy adopted by us to comply with applicable law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act or to comport with good corporate governance practices, as such policy may be amended from time to time.
The Transition Agreement, among other things, also included confidentiality provisions of an unlimited duration and non-competition, non-solicitation and non-disparagement restrictive covenants that extend for a period of two years following termination of Mr. Allin’s employment.
In connection with his separation from us and pursuant to the Transition Agreement, Mr. Allin will receive the following payments and benefits in the years ending December 31, 2016 and 2017: (i) continued payment of Mr. Allin's base salary for twenty-four months in an aggregate amount equal to $1,070,000; (ii) a lump sum payment on December 31, 2016 equal to $684,000; (iii) benefit continuation for twenty-four months in an aggregate amount of $21,000; and (iv) outplacement services in the amount of $25,000. In addition, pursuant to the Transition Agreement, all of Mr. Allin's unvested stock options became exercisable as of December 31, 2015. The aggregate intrinsic value of the stock options accelerated was equal to $3,100,000.
Other Executive Officers. We entered into an employment agreement (the “Form Agreement”) with Jillian Sheehan, our Executive Vice President and Chief Financial Officer, David Kelly, our Executive Vice President of Client Services, and certain other executive officers of our Company in April 2013. Pursuant to the terms of the applicable agreements, Ms. Sheehan and Mr. Kelly are each entitled to an annual review by our Board or compensation committee to determine whether to adjust their base salaries; provided that their base salaries cannot be reduced without the executive's consent. Our Board and compensation committee increased the annual base salary for Ms. Sheehan and Mr. Kelly to $360,000 and $310,000, respectively, for fiscal 2015, effective April 2015. In February 2016, our Board increased their salaries to $380,000 and $325,000, respectively, for fiscal 2016, effective March 2016.
Except for title and the amount of base salary specified above, the terms of the Form Agreement are generally the same for each executive as described below. The Form Agreement continues until the termination of employment of the executive pursuant to the terms of the agreement.
The Form Agreement specifies that the executive is eligible to participate in any performance bonus plans, long-term incentive plans and equity-based compensation plans established by our Company for its officers. The

Form Agreement further specifies that the executive is eligible for a target bonus contingent upon achievement of performance goals set by our Company, as determined by our Board or a relevant committee of the Board. The Form Agreement provides that the target bonus for each fiscal year during the term of the employment agreement will not be less than 70% of the executive's base salary; provided that the actual amount of such bonus may range from 0% to 105% of base salary depending on the level of achievement of the performance goals set by our Company. For fiscal 2015, our Board and compensation committee approved an increase of the executive's bonus range to 0% to 216% of the executive's target bonus depending on the level of achievement of the performance goals set by our Company.
Under the Form Agreement, the executive is eligible to participate in all employee benefits plans and other benefits programs made available to similarly situated executive employees.
As part of the Form Agreement, the executive is entitled to payments upon termination of employment for death or disability, termination by us without cause or termination by the executive for good reason. If the executive's employment is terminated due to his or her death or disability, the executive, or his or her estate as applicable, will receive a lump sum payment equal to the higher of the actual bonus paid for the immediately preceding year or the target bonus for the year of termination. If we terminate the executive's employment other than for cause, or he or she terminates for good reason, the executive will receive (a) salary continuation for 12 months (18 months if the executive has been employed by the company for at least 5 years as of the date of termination), (b) a bonus payment for the year of termination equal to the greater of the target bonus for the year of termination or the average bonus received by the executive for the last three completed fiscal years prior to the year of termination, (c) 12 months (18 months if the executive has been employed by the company for at least 5 years as of the date of termination) of medical, dental and vision coverage at the same cost to the executive as in effect on the day of his or her termination, (d) immediate vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Finally, if we terminate the executive's employment other than for cause, or he or she terminates for good reason, in each case during the 24 month period following a change in control of the company, the executive will receive (a) salary continuation for 24 months, (b) a bonus payment for the year of termination equal to two times the greater of the target bonus for the year of termination or the average bonus received for the last three completed fiscal years prior to the year of termination, (c) 24 months of medical, dental and vision coverage at the same cost to the executive as in effect on the day of his or her termination, (d) vesting of any outstanding equity and equity-based awards (other than awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code) and an extended period to exercise options and (e) outplacement services with a value not to exceed $25,000. Severance benefits are generally conditioned on the executive's execution and delivery of a release of claims.
“Good reason” is generally defined as a material diminution in base compensation, authority, duties or responsibilities, a change in the location at which the executive must work for our Company to a location outside of the Chicago metropolitan area or a material breach by us of the Form Agreement.
A termination is only treated as a termination for good reason if the executive provides notice to our Company within 90 days of the initial existence of a condition constituting good reason, we fail to cure such condition within 30 days following such notice and the executive terminates his or her employment within six months of the initial existence of such condition. “Cause” is generally defined as willful and continued failure to satisfactorily perform the executive's duties after a written demand from us, willful misconduct or dishonesty, which injures our Company, engaging in egregious misconduct involving serious moral turpitude, the executive's refusal or failure to substantially comply with our rules, policies or code of business conduct, commission of an act that could result in his or her disqualification from being employed by our Company, failure to cooperate in any internal investigation or external proceeding, or conviction or plea of no contest to a felony or other crime involving moral turpitude.
The Form Agreement requires the executive to reimburse us for certain compensation received by the executive and for certain profits realized by the executive from the sale of our stock in the event that we are required to prepare an accounting restatement which is due to material noncompliance with any financial reporting requirement under federal securities laws and which is a result of misconduct. The reimbursement obligation includes reimbursing us for (a) any bonuses, incentive-based compensation or equity-based compensation received from us during the 12 month period following the filing or public issuance of the document embodying such financial reporting requirement and (b) any profits realized by the executive from the sale of our stock during such 12 month period. Additionally, the executive agrees that any payments made to him or her in connection with his or her employment shall be subject to any compensation recovery policy adopted by us to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act or to comport with good corporate governance practices, as such policy may be amended from time to time.
The Form Agreement, among other things, also includes confidentiality provisions of an unlimited duration and non-competition, non-solicitation and non-disparagement restrictive covenants that extend for a period of one year following termination of the executive's employment. Finally, the Form Agreement provides us with the right to reduce any payments to the executive in the event that any payments that would otherwise be made pursuant to the Form Agreement or any other agreement between us and the executive would be subject to the excise tax imposed pursuant to Sections 280G and 4999 of the Code by reason of being contingent on a change in control. We will only have the right to reduce such payments if, as a result of such reduction, the executive would receive a net after-tax payment amount that is greater than the amount the executive would receive if no reductions were made and the executive had to pay such excise tax.
Acceleration of Equity Awards Upon A Change of Control
2008 Stock Incentive Plan
No further awards may be made under our 2008 Stock Incentive Plan. No restricted stock units remain outstanding under the 2008 Stock Incentive Plan and all stock options granted under the 2008 Stock Incentive Plan to named executive officers are fully vested.
Upon 30 days advance written notice by us to the participant of our intent to consummate a change in control, we shall have the right, exercisable in our sole discretion, to require that the participant exercise his or her right to purchase all the shares that the participant has a vested right to purchase under an existing stock option within the 10-day period following the expiration of the advance notice period. If the participant fails to exercise such right as to all the shares that the participant has a vested right to purchase within such 10-day period, then to the extent not so exercised, all remaining purchase rights under the outstanding stock options (regardless of their vested status) shall be immediately forfeited.
No acceleration of vesting will occur upon a change in control unless the committee provides otherwise in the specified award or otherwise consents in writing. In the event we merge with or into another corporation, or we experience a change in control, unless the award agreement provides otherwise, each outstanding award may be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation.
The committee may, without obtaining participant consent, require that each option that is outstanding on the date of a change in control be terminated as of the date of the change in control in exchange for a cash payment to the participant equal to the product of (a) the number of shares that the participant has a vested and, if approved by the committee, the unvested right to purchase under the award as of the date of the change in control and (b) the excess (if any) of the price paid for a share of common stock in the change in control transaction (as determined by the committee) over the purchase price per share under such stock option. Each stock option that is outstanding and unexercised immediately prior to the change in control, whether vested or unvested, that has an exercise price greater than or equal to the price paid for a share of common stock in the change in control (as determined by the committee), may be canceled at such time, without obtaining participant consent, by the committee.
For purposes of the 2008 Stock Incentive Plan, “change in control” means the occurrence of the following events, subject to certain exceptions: (a) any person (other than us, a trustee or other fiduciary holding securities under an employee benefit plan of our Company or an underwriter) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 70% of the total voting power of our Company; (b) the consummation of a merger or consolidation of our Company with or into any other corporation or any other corporate reorganization if more than 70% of the combined voting power of our voting securities or such surviving entity (or any parent thereof) outstanding immediately after such merger, consolidation or reorganization is owned by persons who were not stockholders of our Company immediately prior to such merger, consolidation or reorganization; (c) the complete liquidation or dissolution of our Company; or (d) the sale or disposition of all or substantially all of our assets.

2013 Long Term Incentive Plan
Our 2013 Long-Term Incentive Plan provides that the effect of a change in control on outstanding awards under is to be specified at the time of grant or otherwise in accordance with the terms of the 2013 Long-Term Incentive Plan. The awards made under the 2013 Long-Term Incentive Plan since our initial public offering do not contain special provisions that apply in the event of a change in control.
In the event of a merger or other corporate transaction affecting us or our common stock, the compensation committee may, without participant consent, take certain actions with respect to outstanding awards, including canceling the award in return for a cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of a stock option or stock appreciation right, the amount of such payment may be the excess of value of the shares of common stock subject to the award at the time of the transaction over the exercise price.
For purposes of the 2013 Long-Term Incentive Plan, a “change in control” means a change in control event within the meaning of Code Section 409A and applicable guidance issued thereunder. Generally, a change in control event within the meaning of Section 409A means (a) an acquisition by a person or group of ownership of our common stock that, together with stock already owned by such person or group, constitutes more than 50 percent of the total fair market value or voting power of our common stock, (b) an acquisition by a person or group of ownership of our common stock possessing 30 percent or more of the total voting power of our common stock (taking into account any acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group), (c) the replacement of a majority of our Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election, or (d) an acquisition by a person or group of our assets that have a total gross fair market value (determined without regard to any liabilities associated with the assets) equal to or more than 40 percent of the total gross fair market value of all of our assets immediately before such acquisition (taking into account any acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or group).

COMPENSATION OF DIRECTORS
The following table provides information concerning the compensation earned by or paid in cash to our non-management directors for fiscal 2015. Our former Chief Executive Officer Patrick Allin did not receive compensation for his service as a director and, consequently, is not included in the table. Our current Chief Executive Officer David Habiger received compensation for his services as a director prior to becoming our Chief Executive Officer on April 30, 2015. The compensation received by Mr. Allin for his service as an employee and by Mr. Habiger for his service as an employee and director is presented in the “Fiscal 2015 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Gregory J. Besio	110,000	70,000	70,000	250,000
Matthew J. Botica	45,000	70,000	70,000	185,000
Edward K. Chandler	37,500	70,000	70,000	177,500
R. Michael Murray, Jr.	58,363	70,000	70,000	198,363
General Peter Pace	152,500	70,000	70,000	292,500
David G. Patterson	32,500	70,000	70,000	172,500
Robert P. Wayman	107,200	70,000	70,000	247,200

(1)
On May 4, 2015, each non-management director was awarded 2,530 restricted stock units that will vest in full on May 4, 2016. The amounts reported in the stock awards column represent the grant date fair value of the restricted stock units granted to the directors, as computed in accordance with ASC 718 without regard to estimated forfeitures.  The grant date fair value of the restricted stock units is based on the closing price of our common stock on the grant date. As of December 31, 2015, each non-management director owned 2,530 restricted stock units.

(2)
On May 4, 2015, each non-management director was awarded 7,147 stock options with an exercise price of $27.67 that will vest in full on May 4, 2016. The amounts reported in the option awards column represent the grant date fair value of options, as computed in accordance with ASC 718. The assumptions used in determining the grant date fair value of options are described in Note 14 of our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. As of December 31, 2015, the following non-management directors have been awarded stock options in the amounts indicated after their names: Mr. Besio (26,447), Mr. Botica (26,447), Mr. Chandler (26,447), Mr. Murray (93,149), General Pace (26,447), Mr. Patterson (26,447), and Mr. Wayman (90,483).

In May 2015, our Board adopted the following director compensation plan for our non-management directors. Each non-management director receives an annual cash retainer of $30,000. The lead director receives an additional annual fee of $20,000. The chairman of the audit, compensation, and nominating and corporate governance committees receives an additional annual fee of $20,000, $10,000, and $7,500, respectively. The other members of those committees receive an additional annual fee of $7,500, $5,000, and $2,500, respectively. Mr. Besio, General Pace, and Mr. Wayman were appointed to the special committee established to explore strategic alternatives in connection with the letter from Northwater Capital, Inc. to our Board dated May 29, 2015 and, consequently, received additional cash compensation of $60,000, $120,000, and $60,000, respectively, in fiscal 2015. In addition, each non-management director receives an annual grant of restricted stock units with a grant date fair value of $70,000 and an annual grant of stock options with a grant date fair value of $70,000. The equity awards vest one year from their effective grant dates and the stock options expire on the tenth anniversary of their grant dates. In addition, we reimburse our non-management directors for travel expenses in connection with their attendance at Board and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of December 31, 2015 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	3,402,435	$19.14 (2)	4,211,826 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,402,435	$19.14	4,211,826

(1)	Consists of the 2008 Stock Incentive Plan, the 2013 Long Term Incentive Plan and the Employee Stock Purchase Plan (the “ESPP”). No further awards may be made under our 2008 Stock Incentive Plan.
(2)	Weighted average exercise price of outstanding options; excludes restricted stock units.
(3)
The total amount reported consists only of (i) 3,220,416 shares available for future issuance under the 2013 Long Term Incentive Plan, which may be issued in connection with awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units and (ii) 991,410 shares available for future issuance under the ESPP (including 3,072 shares subject to purchase during the purchase period ending April 1, 2016 pursuant to the ESPP).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, which, in its report on the Company's financial statements for the fiscal year ended December 31, 2015, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2015. The audit committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees; Related Amendments to PCAOB Standards; and Transitional Amendments to PCAOB AU Section 390, relating to information regarding the scope and results of the audit. In addition, the audit committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.
Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

AUDIT COMMITTEE

Gregory Besio
Edward K. Chandler
Robert P. Wayman

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal 2015. We expect that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. Our audit committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are asking our stockholders to ratify such selection. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, if the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, our audit committee will consider the selection of another independent registered public accounting firm for 2017 and future years. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and other services rendered for fiscal 2015 and fiscal 2014.

	Fiscal 2015	Fiscal 2014
	(in thousands)
Audit Fees (1)	$809	$814
Audit-Related Fees	—	—
Tax Fees (2)	117	237
All Other Fees	—	—
Total	$926	$1,051

(1)
Audit fees for fiscal 2015 and fiscal 2014 consist of fees incurred for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax fees represent aggregate fees related to the preparation of tax returns and other tax compliance and consulting services.
The audit committee considered whether the provision of services other than audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.
All services provided to the Company by PricewaterhouseCoopers LLP in fiscal 2015 and fiscal 2014 and related fees were pre-approved by the audit committee.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from such Reporting Persons, the Company believes that during fiscal 2015 all Reporting Persons complied with all applicable reporting requirements under Section 16(a).

Textura
Construction Collaboration Solutions®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Standard Time, on May 1, 2016.

Vote by Internet

- Go to **www.investorvote.com/TXTR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTOR AND "FOR" PROPOSAL 2.

1. To elect the Class III director listed in the accompanying proxy statement to serve for a term of three years or until her successor is duly elected and qualified.

NOMINEE:	For	Withhold
01 - Kristi Ross	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting and proxy statement
are available at www.edocumentview.com/TXTR

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Textura
Construction Collaboration Solutions®

Proxy — TEXTURA CORPORATION

Proxy for The Annual Meeting of Stockholders on May 2, 2016
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jillian Sheehan and Ryan Lawrence, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of our common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Textura Corporation, to be held on Monday, May 2, 2016 at 8:30 a.m., Central time, at the Company's executive offices located at 1405 Lake Cook Road, Deerfield, IL 60015, and at any adjournments or postponements thereof, as stated on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. **This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR THE NOMINEE in Proposal 1, FOR Proposal 2, and in the discretion of the proxies on any other matter that properly comes before the meeting.**

(Continued and to be signed on the reverse side.)